Exhibit 99.1
For Immediate Release
HANSEN MEDICAL REPORTS 2007 FIRST QUARTER RESULTS
Company Commences European Shipments of its Sensei™ Robotic Catheter System
Mountain View, Calif., — April 30, 2007 — Hansen Medical, Inc., (Nasdaq: HNSN), a developer of new generation robotic technology for accurate and stable control of catheter movement in 3D during cardiac procedures, today reported its business highlights and financial results for the first quarter ended March 31, 2007.
Recent Business Highlights
•	European shipments: The Company commenced initial shipments of two Sensei systems to one of the company’s European sales distributors. The transactions were recorded as deferred revenue in the first quarter.

•	Centers of Excellence: The first two Centers of Excellence, located at St. Mary’s Hospital in London and the Cleveland Clinic in Cleveland, Ohio, were established. Sensei systems were placed in both locations to support training and demonstration activities.

•	European subsidiary: The Company established an initial European subsidiary, Hansen Medical U.K., Ltd., and hired the first European representative with direct sales responsibility in the United Kingdom and Benelux countries.
“I am very pleased with our recent progress toward commercializing the Sensei system,” said Frederic Moll, M.D., founder and chief executive officer of Hansen Medical. “We have made initial shipments of two of our Sensei systems into the European market and expect to recognize revenue from the sale of these units as soon as we obtain CE mark for the Artisan catheter. Also in Europe, St. Mary’s Hospital in London has been established as our first European-based Center of Excellence under the guidance of Dr. Wyn Davies, one of the most prominent electrophysiologists in the world.
“In the United States, we remain confident that we will receive Food & Drug Administration (FDA) clearance by the end of the third quarter of 2007. In preparation for launch in the United States, we have established the site for our initial U.S.-based Center of Excellence at the

Cleveland Clinic, in collaboration with Dr. Andrea Natale, also a leading luminary in the field of electrophysiology,” continued Dr. Moll.
2007 First Quarter Financial Review
Hansen Medical did not generate any revenue for the three months ended March 31, 2007. Research and development expenses for the three months ended March 31, 2007, including non-cash stock compensation expense of $720,000, were $5.1 million, compared to $3.8 million for the same period in 2006, which included non-cash stock compensation expense of $69,000. The increase in research and development expenses was due to increased compensation expenses related to the increased headcount necessary for the development of our Sensei system and the disposable Artisan catheters for the EP market and other future applications in addition to increased non-cash compensation expense.
Selling, general and administrative expenses for the three months ended March 31, 2007, including non-cash stock compensation expense of $1,053,000, were $4.5 million, compared to $1.4 million for the same period in 2006, which included non-cash stock compensation expense of $123,000. The increase in selling, general and administrative expenses was due to increased headcount necessary to support our continued growth in operations, costs associated with being a public company and increased non-cash compensation expenses.
Other income, net, for the three months ended March 31, 2007 was $982,000, compared to $108,000 for the same period in 2006. The increase was primarily due to higher interest income related to higher cash, cash equivalents and short-term investments as a result of the completion of the company’s initial public offering on November 15, 2006.
Net loss for the three months ended March 31, 2007, including non-cash stock compensation expense of $1.8 million, was $8.6 million, or $(0.40) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.4 million. This compares to a net loss of $5.1 million, or $(3.70) per basic and diluted share, based on an average basic and diluted shares outstanding of 1.4 million, for the same period in 2006, which included non-cash stock compensation expense of $192,000.
Cash, cash equivalents and short-term investments as of March 31, 2007 were $82.4 million, compared to $89.9 million as of December 31, 2006. The decrease is due mainly to the company’s normal operating expenses during the quarter.

Hansen Medical Conference Call
Company management will hold a conference call to discuss its 2007 first quarter results and provide a business update today, April 30, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 800-240-7305 or 303-262-2125. An audio replay will be available approximately one hour after the completion of the conference call through May 7, 2007, by calling 800-405-2236 or 303-590-3000, and entering passcode 11088874.
About Hansen Medical, Inc.
Hansen Medical, based in Mountain View, Calif., was founded in 2002 to develop products and technology using robotics for the accurate positioning, manipulation and stable control of catheters and catheter-based technologies. The Sensei system is currently under review for FDA clearance to guide catheters for mapping anatomy of the heart. Additional information can be found at www.hansenmedical.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our clinical development results and whether the FDA will consider these sufficient and appropriate to support 510(k) clearance, the timing of our anticipated CE mark for the Artisan catheter and commercial launch in the EU, and the success of our recent agreements with St. Jude Medical. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including potential safety issues; the scope of potential use of our products; the scope and validity of intellectual rights applicable to our products; competition from other companies; our ability to obtain additional financing to support our operations; our ability to successfully launch and market our product; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
Hansen Medical has applied for trademark registration of, or claim trademark rights in, “Hansen Medical,” “Sensei,” ”Artisan,” ”Hansen Artisan,” as well as the Hansen Medical “heart design” logo, whether standing alone or in connection with the words “Hansen Medical.”
# # #

Investor Contact:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Kathy Waller
Financial Relations Board
312.640.6696
kwaller@frbir.com
—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Operating expenses
Research and development	$5,072	$3,763
Selling, general and administrative	4,526	1,434

Total operating expenses	9,598	5,197

Loss from operations	(9,598)	(5,197)
Other income, net	982	108

Net loss	$(8,616)	$(5,089)

Basic and diluted net loss per share	$(0.40)	$(3.70)

Shares used to compute basic and diluted net loss per share	21,443	1,374

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2007	December 31, 2006
Assets
Cash, cash equivalents and short-term investments	$82,446	$89,900
Accounts receivable	1,294	—
Inventories, net	916	290
Prepaids and other current assets	976	754
Property and equipment, net	1,786	1,706
Other assets	135	140

Total assets	$87,553	$92,790

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$859	$1,163
Deferred revenues	1,294	—
Debt	4,760	5,223
Other liabilities	2,180	1,632

Total liabilities	9,093	8,018

Stockholders’ equity	78,460	84,772

Total Liabilities and Stockholders’ Equity	$87,553	$92,790